Exhibit 4.48
CHINA UNICOM (HONG KONG) LIMITED
(formerly known as
“CHINA UNICOM LIMITED ”)
(a company incorporated in Hong Kong with limited liability)
PRE-GLOBAL OFFERING SHARE OPTION SCHEME
1.	Definitions

1.1	In the Scheme the following expressions have the following meanings:

associate	has the meaning ascribed to it in the Listing Rules

Auditors	means the auditors for the time being of the Company;

Board	means the board of directors from time to time of the Company or a duly authorised committee thereof;

Board Lot	means the board lot in which Shares are traded on the Stock Exchange from time to time;

Companies Ordinance	means the Hong Kong Companies Ordinance (Chapter 32 of the laws of Hong Kong (as amended from time to time));

Company	means China Unicom (Hong Kong) Limited (formerly known as “China Unicom Limited ”), a company incorporated in Hong Kong with limited liability;

Effective Date	means the date on which the Scheme becomes unconditional;

Effective Options	Options granted pursuant to the Scheme and vested in the Grantee according to the relevant Vesting Schedule;

Employee	means any employee of the Company or any Subsidiary including (without limitation) any executive director in the employment of the Company or any Subsidiary;

financial year	means a year or other period for which the Company’s consolidated accounts are made up;

Grantee	means any Employee who accepts the offer of the grant of any Option in accordance with the terms of the Scheme or (where the context so permits) a person who is entitled to

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exercise any such Option in consequence of the death of the original Grantee or, if necessary, in the case of Incapacity, the Employee’s legal successors, lawful attorney or legal representative;

HK$	means Hong Kong dollars.

Incapacity	means permanent and entire incapacity, whether or not caused during work, as determined in accordance with the standard formulated by the Company;

Issue Price	means the final price per Share (exclusive of brokerage and Stock Exchange transaction levy) to be agreed between the Company, Morgan Stanley Dean Witter Asia Limited and China International Capital Corporation Limited at which Shares are to be sold under the proposed public offering of the Shares in Hong Kong;

Listing Rules	means the Rules Governing the Listing of Securities on the Stock Exchange

Mandatory Moratorium	means any prohibition on the exercise of any Effective Option, the imposition of which is not made by nor within the control of the Company. For the avoidance of doubt and by way of illustration, this includes any mandatory prohibition on the exercise of any Option imposed by the central government of the People’s Republic of China;

Mandatory Moratorium Period	means the period of time during which an Effective Option is subject to a Mandatory Moratorium;

Mandatory Transfer	means a termination of employment by a member of the Group of a Transferred Personnel;

Offer Date	means the date on which an Option is offered to an Employee;

Option	means a right to subscribe for Shares granted pursuant to the terms of the Scheme;

Option Period	means, in respect of any particular Option, the period to be determined and notified by the Board to each Grantee during which the Grantee may exercise such Option in accordance with the terms of the Scheme. Such period may commence on a day after the second anniversary of the Offer Date and in any event shall end not later than 10 years from the Offer Date but subject to the provisions for early termination thereof contained herein;

Scheme	means this share option scheme in its present form or as amended from time to time (except that references to the Scheme in Clause 2 shall only refer to the original pre-global offering share option scheme as adopted on 1 June 2000);

Shares	means shares of HK$0.10 each in the share capital of the Company (or of such other nominal amount as may result from a sub-division, consolidation, reclassification or reconstruction of such share capital from time to time);

Stock Exchange	means The Stock Exchange of Hong Kong Limited;

Subscription Price	means the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option as described in Clause 5;

Subsidiary	means a company which is for the time being and from time to time a subsidiary (within the meaning of section 2(4) of the Companies Ordinance) of the Company whether incorporated in Hong Kong or elsewhere;

Transferred Personnel	means such personnel who are transferred due to reasons which are beyond their control, and in respect of whom such transfer is mandatory. This includes a transfer to entities outside the Group which is initiated by the central government of the People’s Republic of China. All the other personnel who are transferred shall not be regarded as “Transferred Personnel” but will be regarded as a personnel who has left the service, and will be treated in accordance with Clause 6.3(a) of this Scheme. The Board shall be responsible for the determination of the Transferred Personnel; and

Vesting Schedule	means the arrangement whereby Options granted at a particular time can be exercised in one lot or in batches in accordance with a pre-determined timetable as set out in the relevant grant letter.
1.2 Clause headings are inserted for convenience only and shall be ignored in the interpretation of this Scheme. References herein to Clauses are to clauses of this Scheme.
1.3 Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender or the neuter shall include both genders and the neuter.
1.4 References to any ordinance or law shall include any statutory modification, amendment or re-enactment thereof.

2.	Conditions
2.1 The Scheme has taken effect on 21 June 2000. Any alterations to the Scheme shall be subject to the requirements of Clause 13.
3.	Duration and Administration
3.1 Subject to Clause 14, the Scheme shall be valid and effective for a period of 10 years commencing on the Effective Date, after which period no further Options shall be granted but the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of the Scheme.
3.2 The Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.
4.	Grant of Option
4.1 On and subject to the terms of the Scheme, the Board shall be entitled at any time and from time to time prior to the date that trading in the Shares commences on the Stock Exchange to offer to grant to any Employee as the Board may in its absolute discretion select an Option to subscribe for such number of Shares (being a Board Lot or an integral multiple thereof) as the Board may determine at the Subscription Price. The Board may in its absolute discretion specify such conditions (if any) as it thinks fit when making such offer to the Employee, (including, without limitation, as to performance criteria to be satisfied by the Employee and/or the Company) which must be satisfied before an Option can be exercised.
4.2 The Directors shall not offer to grant any Option to any Employee within the period of one month preceding the date of publication of the interim results or within the period of one month preceding the date of the preliminary announcement of the final results of the Company for any financial year.
4.3 An offer to grant an Option shall be made to any Employee by letter in such form as the Board may from time to time determine specifying the number of Shares, the Subscription Price, the Option Period in respect of which the offer is made, the date by which the Option must be applied for (being a date not more than 28 days after the Offer Date and provided that such offer shall be open for acceptance after the effective period of the Scheme stated in Clause 4.1) and further requiring the Employee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme. Such offer shall be personal to the Employee concerned and shall not be transferable.
4.4 An Option shall be deemed to have been granted and accepted and to have taken effect when the duplicate letter comprising acceptance of the offer of the grant of the Option duly signed by the Grantee together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company within the time period specified in the offer of the grant of the Option. Such remittance shall in no circumstances be refundable.

4.5 Any offer of the grant of an Option may be accepted or deemed to have been accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of a Board Lot or an integral multiple thereof. To the extent that the offer of the grant of an Option is not accepted within 28 days from the date upon which it is made in the manner indicated in Clause 4.4, it will be deemed to have been irrevocably declined.
5.	Subscription Price
5.1 The Subscription Price in respect of any Option shall be a price (subject to any adjustments made pursuant to Clause 10) equal to the Issue Price.
6.	Exercise of Options
6.1 An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option. Any breach of the foregoing by the Grantee shall entitle the Company to cancel any Option granted to such Grantee (to the extent not already exercised).
6.2 An Option may be exercised in whole or in part (but if in part only, in respect of a Board Lot or any integral multiple thereof) in the manner set out in Clauses 6.3 and 6.4 by the Grantee giving notice in writing to the Company stating that the Option is thereby exercised and specifying the number of Shares to be subscribed. Each such notice must be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given. Within 28 days after receipt of the notice and the remittance and, where appropriate, receipt of the Auditors’ certificate pursuant to Clause 9, the Company shall allot and issue the relevant Shares to the Grantee credited as fully paid and issue to the Grantee a share certificate in respect of the Shares so allotted.
6.3 Subject as hereinafter provided and Clause 4, an Option may be exercised by the Grantee at any time or times during the Option Period provided that:
(a)	in the event of the Grantee ceasing to be an Employee for any reason other than his death, retirement, Incapacity, Mandatory Transfer or on one or more of the grounds specified in Clause 7.1(d) leading to a lapse of the Option, the Grantee may exercise all the Effective Options granted to him at the date of cessation of his employment or office (to the extent not already exercised) on the date of such cessation, which date shall be the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not. All the Effective Options which have not been exercised on the date of cessation of employment will lapse automatically on the date immediately after such cessation and such Options shall in no circumstances be exercisable. For the avoidance of doubt, a Grantee does not cease to be an Employee only for the reason of an internal transfer to a Subsidiary;

(b)	in the event of the death of the original Grantee and none of the events under Clause 7.1(d) has occurred, all the Options granted to the Grantee shall be vested in the Grantee automatically on the date of death, and the lawful successors of the Grantee shall be entitled within anytime from the date of death to the earlier of (i) 12 months after the date of death and (ii) the end of the Option Period to exercise all the Options in full (to the extent not already exercised, PROVIDED THAT where the Board has exercised its power under Clause 6.3(h) below to extend the Option Period of any such Option, then the successors of the Grantee may exercise the affected Option(s) for an additional period, being that notified by the Board under Clause 6.3(h)). Any such Options which are not exercised within the applicable time determined as aforesaid shall lapse automatically. The legal successors to the above Options shall be limited to legal representatives of the deceased Grantee or persons who are entitled to inherit the rights of exercise of the deceased Grantee under this Scheme by will or by law of succession;

(c)	if a general offer (whether by way of take-over offer, share repurchase offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror) the Company shall use its best endeavours to procure that such offer is extended to all the Grantees (on the same terms mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them, shareholders of the Company). If such offer, having been approved in accordance with applicable laws and regulatory requirements becomes or is declared unconditional, the Grantee shall be entitled to exercise the Option in full (to the extent not already exercised) at any time within 21 days after the date on which such general offer becomes or is declared unconditional;

(d)	in the event of an effective resolution being passed for the voluntary winding-up of the Company or an order of Court is made for the winding-up of the Company, the Grantee may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the Option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given, whereupon the Grantee will be entitled to receive out of the assets available in the liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares the subject of such election;

(e)	if, pursuant to the Companies Ordinance, a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Grantees (together with a notice of the existence of the provisions of this Clause) on the same date as it despatches to each member or creditor of the Company a notice summoning the meeting to consider such a compromise or arrangement, and thereupon each Grantee shall be entitled to exercise all or any of his Options in whole or in part at any time prior to 12 noon on the day immediately preceding the date of the meeting directed to be convened by the Court for the purposes of considering such compromise or arrangement. With effect from the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and determine. The Board shall endeavour to procure that the Shares issued as a result of the exercise of Options under this Clause 6.3(e) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the Court (whether upon the terms presented to the Court or upon any other terms as may be approved by such Court) the rights of Grantees to exercise their respective Options shall with effect from the date of the making of the order by the Court be restored in full and shall thereupon become exercisable (but subject to the other terms of the Scheme) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Grantee as a result of the aforesaid suspension;

(f)	in the event of the retirement or Incapacity of the Grantee and none of the events under Clause 7.1(d) has occurred, all the Options granted to the Grantee shall continue to vest in the Grantee according to the relevant Vesting Schedule, and the Grantee may exercise all Effective Options vested in him according to the Vesting Schedule within the Option Period;

(g)	in the event of a Mandatory Transfer and none of the events under Clause 7.1(d) has occurred:
(i)	the Transferred Personnel may exercise all Effective Options vested in him on or before the date of the Mandatory Transfer (which date shall be the last actual working day of the Transferred Personnel with the relevant member of the Group whether salary is paid in lieu of notice or not); and

(ii)	in relation to Options granted to the Transferred Personnel which have not vested in him on or before the date of the Mandatory Transfer (Unvested Options), the Board shall have the right to vest such number of Unvested Options in the Transferred Personnel (Effective Unvested Options) on the date of the Mandatory Transfer as the Board may decide in its absolute discretion, and the Transferred Personnel may exercise all the Effective Options (to the extent not already exercised) and the Effective Unvested Options at any time from the date of the Mandatory Transfer to the earlier of (i) 12 months after the date of the Mandatory Transfer and (ii) the end of the Option Period, PROVIDED THAT where the Board has exercised its power under Clause 6.3(h) below to extend the Option Period of any such Effective Option or

Effective Unvested Option, then the Transferred Personnel may exercise the affected Effective Option(s) and/or Effective Unvested Option(s) for an additional period, being that notified by the Board under Clause 6.3(h). All the Options which are not Effective Options or not Effective Unvested Options will lapse automatically on the date immediately after the date of such Mandatory Transfer. All the Effective Options and Effective Unvested Options which have not been exercised by the applicable time determined as aforesaid shall lapse automatically; and

(h)	in the event that a Mandatory Moratorium is imposed in respect of any Effective Option during its Option Period (being the Option Period notified by the Board to the Grantee at the time of grant pursuant to Clause 4.3 and as may be subsequently modified in accordance with other terms of this Scheme), the Board shall have the power to extend the Option Period of the affected Effective Option by such period (which shall not exceed the aggregate Mandatory Moratorium Period to which the relevant Effective Option is at that time known to the Board to have been and/or will be subject) as the Board shall in its absolute discretion determine, by giving notice thereof to the relevant Grantee.
6.4 The Shares to be allotted upon the exercise of an Option shall be subject to all the provisions of the Articles of Association of the Company for the time being in force and shall rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to participate in all dividends and other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefore shall be before the date of allotment.
6.5 A Share issued upon the exercise of an Option shall not carry voting rights until the registration of the Grantee (or any other person designated by the Grantee) as the holder thereof. If under the terms of a resolution passed or an announcement made by the Company a dividend is to be or is proposed to be paid to holders of Shares on the register on a date prior to the date when an Option was effectively exercised, the Shares to be issued upon such exercise will not rank for such dividend.
7.	Lapse of Option
7.1 An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:
(a)	the expiry of the Option Period (as extended pursuant to Clause 6.3(h), if applicable);

(b)	the expiry of any of the periods referred to in Clause 6.3 (a), (b), (c), (e) and (g);

(c)	subject to Clause 6.3(d), the date of the commencement of the winding- up of the Company (as determined in accordance with the Companies Ordinance);

(d)	the date on which the Board resolves that the Option of the Grantee shall lapse and not be exercisable as a result of the Grantee ceasing to be an Employee by reason of the summary termination of his employment on any one or more of the grounds that he has been guilty of misconduct, or has been convicted of any criminal offence involving his integrity or honesty. A resolution of the Board or the board of directors of the relevant Subsidiary to the effect that the employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7.1(d) shall be conclusive for the purpose of determining whether the employment of the Grantee will be terminated; or

(e)	the date on which the Grantee commits a breach of Clause 6.1.
8.	Maximum number of Shares available for Subscription
8.1 The maximum number of Shares in respect of which Options may be granted under the Scheme shall not exceed 27,116,600.
8.2 No Employee shall be granted an Option which, if exercised in full, would result in such Employee becoming entitled to subscribe for such number of Shares as, when aggregated with the total number of Shares already issued to him under all Options previously granted to him which have been exercised, and, issuable to him under all Options previously granted to him which are for the time being subsisting and unexercised, would exceed 25 per cent. of the aggregate number of Shares for the time being issued and issuable under the Scheme.
8.3 The maximum number of Shares referred to in Clauses 8.1 and 8.2 shall be adjusted, in such manner as the Auditors shall certify in writing to the Board to be fair and reasonable, in the event of any alteration in the capital structure of the Company whether by way of capitalisation of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transfer to which the Company is a party.
9.	Cancellation
9.1 Options granted but not exercised or lapsed may be cancelled with the consent of the relevant Grantee in accordance with the provisions of this Clause 9.
9.2 Cancellation of Options granted but not exercised must be approved by a resolution of the Company in general meeting, with the relevant Grantees and their associates abstaining from voting. Any vote taken at such meeting to approve such cancellations must be taken by poll.
10.	Reorganisation of Capital Structure
10.1 In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable, whether by way of capitalisation of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company in accordance with applicable laws and regulatory requirements (other than an issue of Shares as consideration in respect of a transaction to which the

Company is a party), the Board shall make such corresponding adjustments (if any) to:
(a)	the number or nominal amount of Shares, the subject matter of the Option (insofar as it is unexercised); and/or

(b)	the aggregate number of Shares subject to outstanding Options; and/or

(c)	the Subscription Price; and/or

(d)	the method of exercise of the Option,
as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any adjustment shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such adjustment shall remain as nearly as possible the same as that to which he was entitled before such adjustment, but so that no such adjustment shall be made the effect of which would be to enable any Share to be issued at less than its nominal value, or to increase the proportion of the issued share capital of the Company for which any Grantee would have been entitled to subscribe had he exercised all the Options held by him immediately prior to such adjustments. The capacity of the Auditors in this Clause 10 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees. The costs of the Auditors shall be borne by the Company.
10.2 If there has been any alteration in the capital structure of the Company as referred to in Clause 10.1, the Company shall, upon receipt of a notice from the Grantee in accordance with Clause 6.2, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made pursuant to the certificate of the Auditors obtained by the Company for such purpose, or if no such certificate has yet been obtained, inform the Grantee of such fact and instruct the Auditors to issue a certificate in that regard in accordance with Clause 10.1.
11.	Share Capital
11.1 The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.
12.	Disputes
12.1 Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.
12.2 In the event that any party to the dispute referred to above does not agree to resolve the relevant dispute in accordance with the procedures set out in Clause 12.1 or the Auditors are unwilling to act in accordance with Clause 12.1, the dispute shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause 12.2.
(a)	The appointing authority shall be the Hong Kong International Arbitration Centre (HKIAC).

(b)	The place of arbitration shall be in Hong Kong at the HKIAC.

(c)	There shall be only one arbitrator.

(d)	The language(s) to be used in the arbitral proceedings shall be English.
13.	Alteration of the Scheme
13.1 Subject to Clause 13.2, the Board may amend any of the provisions of this Scheme and the terms of the Options (including amendments in order to comply with changes in legal or regulatory requirements) at any time.
13.2 Any alterations to the terms and conditions of the Scheme which are to the advantage of Grantees, of a material nature or involve any change to the terms of Options granted shall be subject to the approval of the Company in general meeting save where the alterations take effect automatically under the existing terms of the Scheme.
13.3 For the avoidance of doubt, all Options granted after the Effective Date shall be bound by the rules of the Scheme as amended from time to time.
14.	Termination
14.1 The Company by resolution in general meeting or the Board may at any time terminate the operation of the Scheme and in such event no further Options will be offered but the provisions of the Scheme shall remain in full force in all other respects. All Options granted prior to such termination shall continue to be valid and exercisable in accordance with the terms of the Scheme.
15.	Miscellaneous
15.1 The Scheme shall not form part of any contract of employment between the Company, or any Subsidiary and any Employee and the rights and obligations of any Employee under the terms of his office or employment shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such an Employee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.
15.2 The Scheme shall not confer on any person any legal or equitable rights (other than those arising from or constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

15.3 The Company shall bear the costs of establishing and administering the Scheme.
15.4 A Grantee shall be entitled to receive for information only copies of all notices and other documents sent by the Company to holders of Shares generally.
15.5 Any notice or other communication between the Company and a Grantee may be given by sending the same by post (postage prepaid and by airmail if sent to an address in a different territory) or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong at 75th Floor, The Centre, Central, Hong Kong (and marked for the attention of the Secretary) or as notified to the Grantees from time to time and, in the case of the Grantee, his address as notified to the Company from time to time.
15.6 Any notice or other communication served by post:
(a)	by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.
15.7 All allotments and issues of Shares under the Scheme shall be subject to any necessary consents under any relevant enactments or regulations for the time being in Hong Kong or elsewhere. A Grantee shall be responsible for complying with any requirements to be fulfilled in order to obtain or obviate the necessity to obtain any such consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in the Scheme.
15.8 The Board shall have the power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with the provisions of the Scheme. The costs of introducing and administering the Scheme shall be borne by the Company.
15.9 The Scheme and all Options granted hereunder shall be governed by and construed in accordance with Hong Kong law.

ADOPTED BY ORDINARY RESOLUTION
OF THE COMPANY ON 1 JUNE 2000 AND
AMENDED BY ORDINARY RESOLUTION
OF THE COMPANY ON 13 MAY 2002, 11 MAY 2007 AND 26 MAY 2009
CHINA UNICOM (HONG KONG) LIMITED
(formerly known as
“CHINA UNICOM LIMITED ”)
(a company incorporated in Hong Kong with limited liability)
PRE-GLOBAL OFFERING SHARE OPTION SCHEME